Exhibit 10.2

Greenwich Biosciences, Inc.’s Severance Agreement

This severance agreement (the “Agreement”) sets forth the terms and conditions that Greenwich Biosciences, Inc. (the “Company”) and its parent company GW Pharmaceuticals, plc (“GW Pharma”) is offering to Julian Gangolli (“Executive”) to aid in his employment transition from the Company.

1.           Separation Date. Executive’s employment with the Company will end on May 10, 2019 (the “Separation Date”).

2.           Acknowledgment. Executive acknowledges that if he chooses to sign and return this Agreement, allows it to become effective by its terms, and complies with the terms and conditions of this Agreement, including but not limited to the requirements of the Cooperation Paragraph 5, he will be eligible for the Severance Benefits as detailed in Paragraph 3 below and the Equity Acceleration Benefits (pursuant to the terms and conditions of Paragraph 6, below). Executive understands that he is not entitled to such Severance Benefits or the Equity Acceleration Benefits unless he signs and returns this Agreement to the Company on or within twenty-one (21) calendar days from the Separation Date (as defined in Paragraph 1, above), allows it to become effective by its terms (as defined in Paragraph 13, below) and complies with its terms and conditions. In addition, Executive acknowledges and agrees that if Executive engages in any act that constitutes “Cause” under the Company’s Change In Control and Severance Benefits Plan before or during the Cooperation Period (as defined below), Executive shall not be entitled to any of the Severance Benefits or Equity Acceleration Benefits set forth in this Agreement.

3.           Severance Benefits.

(a)           Prorated 2019 Bonus. Executive shall receive Executive’s discretionary annual performance bonus for the 2019 calendar year at Executive’s annual bonus target percentage applicable for 2019, pro-rated for the period of time Executive remained employed with the Company in calendar year 2019 prior to the Separation Date. The prorated bonus that Executive receives pursuant to this Paragraph 3(a) will be paid to Executive in a lump sum cash payment (subject to required payroll deductions and withholdings) no later than 10 days following the Separation Date.

(b)          Health Care Continuation Coverage Payments. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue his coverage (including coverage for his eligible dependents, if applicable) (“COBRA Premiums”) from the Separation Date through January 31, 2020 (the “Cooperation Period”); provided, however, that the Company’s payment of such COBRA Premiums will immediately cease if during the Cooperation Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the Cooperation Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or his dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month during the Cooperation Period, a fully taxable cash payment in an amount necessary so that Executive receives, on an after-tax basis, an amount equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents) (such amount, the “Special Cash Payment”), for the remainder of the Cooperation Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(c)           Equity Benefits. The Company and GW Pharma will consider Executive as continuing to be a “Connected Person” solely for purposes of his outstanding stock options and stock-based awards under the GW Pharma 2017 Long-Term Incentive Plan and Long-Term Incentive Plan as amended May 2015, as applicable (the “LTIP”) from his Separation Date through the end of his Cooperation Period, and therefore each of his stock options and stock-based awards outstanding thereunder as of Executive’s Separation Date will continue to remain outstanding and vest in accordance with their terms during the Cooperation Period. Executive acknowledges that the stock-based awards he holds under the LTIP that remain outstanding and unvested of the Separation Date that are eligible for continued vesting under this Paragraph 3(c) consist solely of awards for American Depositary Shares representing the following UK ordinary shares in capital of GW Pharma (the “Outstanding Awards”): (1) performance vesting stock option, RSU-style stock option and market-priced stock option granted on February 26, 2018 covering 150,156, 33,780, and 74,088 shares, respectively; (2) performance vesting stock option, RSU-style stock option and market-priced stock options granted on January 6, 2017 covering 143,832, 32,354 and 87,660 shares, respectively; (3) the RSU-style stock option granted on February 15, 2016 for 27,420 shares and (4) the RSU-style stock option granted on June 24, 2015 covering 10,608 shares. Vesting of all of Executive’s Outstanding Awards will cease at the termination of the Cooperation Period, and Executive’s rights with regard to the Outstanding Awards shall be governed and controlled by the LTIP under which they were granted and Executive’s applicable grant documents, except to the extent otherwise provided for herein by this Agreement. Notwithstanding the terms of the Outstanding Award grant documents and the LTIP, each of Outstanding Awards that remain outstanding and unvested as of the end of the Cooperation Period shall be eligible to accelerate vesting at the end of the Cooperation Period if the Performance Condition and other requirements set forth in Paragraph 6 below are met.

(d)          Change of Control Equity Acceleration Benefits. Pursuant to the terms and conditions of the Change In Control and Severance Benefits Plan, during the Cooperation Period, Executive shall remain eligible for the Change in Control equity acceleration benefit in Section 3(a) of the Change in Control and Severance Benefit Plan and the terms of the LTIP.

4.           Supersedes Offer Letter and Change In Control and Severance Benefit Plan. Executive acknowledges that this Agreement will supersede and replace in full the Offer Letter Agreement entered into by and between Executive and the Company dated May 15, 2015 (the “Prior Agreement”), provided that Executive’s executed Company Intellectual Property, Confidentiality and Non-Disclosure Agreement (“Confidential Information Agreement”) shall at all times remain in full force and effect. Executive further acknowledges and agrees that by entering into this Agreement, and except for the Change in Control Benefits pursuant to Section 3(a) of the Change In Control and Severance Benefit Plan, that he will remain eligible for pursuant to the terms in Paragraph 3(d) of this Agreement, he will not be eligible for, and will not receive, any benefits pursuant to the Change In Control and Severance Benefit Plan or any other severance or termination benefits from the Company or GW Pharma (other than those benefits set forth in this Agreement).

5.           Cooperation.

(a)          During the Cooperation Period, Executive agrees to cooperate with the Company in connection with any and all of the Company’s reasonable requests for assistance in his area of expertise, including but not limited to the transition of all duties and responsibilities to his successor, transitioning outstanding projects, tasks, and relationships to other Company personnel, and assisting with any other project or task, as reasonably requested by the Company, that would benefit from his expertise and/or will assist the Company in hitting the Performance Conditions set forth in Paragraph 6, below (together, the “Cooperation Obligations”).

(b)          Executive shall receive as consulting fees $320 per hour for performance of any services Executive performs pursuant to the Cooperation Obligations as specifically requested by the Company, and Executive will submit detailed invoices of such services to the Company on a monthly basis, and the Company will provide payment of any owed fees within thirty (30) days after receipt of such invoices. The Company will not withhold from any such fees any amount for taxes, social security or other payroll deductions and will report any fees under this Paragraph 5 on an IRS Form 1099. Executive acknowledges that Executive will be entirely responsible for payment of any taxes that may be due with regard to fees paid under this Paragraph 5. For clarity, the Company may request Executive perform services pursuant to this Paragraph 5 but there is no guarantee that the Company will request any such services and therefore no guarantee that Executive will be entitled to any fees under this Paragraph 5. The Company agrees to reimburse Executive for any and all costs he incurs in providing his cooperation and/or assistance pursuant to this paragraph. Executive will submit written documentation supporting his expenses and the Company will reimburse such expenses within thirty (30) days of the Executive’s submittal.

(c)          Executive’s relationship with the Company during the Cooperation Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship with the Company or GW Pharma after the Separation Date. Executive acknowledges and agrees that Executive’s relationship with the Company during the Cooperation Period will not be subject to the Fair Labor Standards Act, the California Labor Code or other laws or regulations governing employment relationships and that from and after the Separation Date Executive shall not be an employee of either the Company or GW Pharma.

(d)          Limitations on Authority. During the Cooperation Period, Executive will have no authority to bind the Company or GW Pharma to any contractual obligations, whether written, oral or implied, except with the authorization of the Company’s Chief Executive Officer. Executive agrees not to represent or purport to represent the Company or GW Pharma in any manner whatsoever to any third party (including but not limited to customers, potential customers, investors, business partners or vendors), unless authorized to do so by the Company’s Chief Executive Officer. Notwithstanding the limitations set forth in this Paragraph, the Company agrees that it will not take any action designed to prevent Executive from assisting the Company in meeting the Performance Conditions set forth in Paragraph 6, below, and the Company further agrees that it will not engage in any conduct or take any actions designed to prevent it from meeting the Performance Conditions set forth in Paragraph 6, below.

(e)          Confidential Information and Inventions. Executive agrees that, during the Cooperation Period and thereafter, he will not use or disclose, other than in furtherance of his Cooperation Obligations, any confidential or proprietary information or materials of the Company or GW Pharma, including any confidential or proprietary information that he obtained and/or developed during his employment with the Company or that he may obtain and/or may develop in the course of providing his Cooperation Obligations. Any and all work product Executive creates as a result of his Cooperation Obligations will be the sole and exclusive property of the Company. Executive hereby assigns to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing his Cooperation Obligations. Executive further acknowledges and reaffirms his continuing obligations owed to the Company and GW Pharma pursuant to the Confidential Information Agreement, which obligations shall remain in full force and effect in accordance with their terms.

(c)          Other Work Activities. Throughout the Cooperation Period, Executive agrees not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with Executive’s obligations under this Agreement or the Confidential Information Agreement. In addition, Executive agrees that, during the Cooperation Period, Executive will not perform, or agree to perform, any services (including as a partner, principal, employee, consultant, officer, director, manager, member, agent, affiliate, representative, advisor, investor, or otherwise) for any third party that engages, or plans to engage, in any business or activity competitive with that of Company, including those in the epilepsy or cannabinoid space. In the event that it is unclear to Executive whether a particular activity would breach this commitment, Executive agrees to contact the Company’s Chief Executive Officer to seek clarification.

6.            Equity Acceleration Benefits. If Executive: (a) complies with the terms and conditions of this Agreement, including but not limited to the requirements of the Cooperation Paragraph 5, through and including January 31, 2020; (b) Executive complies with his continuing obligations owed to the Company and GW Pharma pursuant to the Confidential Information Agreement; (c) on or within twenty-one (21) calendar days following the end of the Cooperation Period, Executive signs, dates, and returns to the Company, the Additional General Release of Claims (the “Additional General Release”) attached hereto as Exhibit A, and allows the Additional General Release to become effective in accordance with its terms, and (d) if the Performance Condition (as defined below) is met as of December 31, 2019, then effective as of January 31, 2020, the vesting and exercisability of all the then-unvested Outstanding Awards shall accelerate such that all such awards become immediately vested and exercisable (the “Equity Acceleration Benefits”). The “Performance Condition” means the Company has achieved at least 95% the 2019 Epidiolex US net sales target approved by the Board of Directors of GW Pharma and as certified in writing by the Chief Executive Officer of the Company and communicated to the Executive. For the avoidance of doubt, as soon as the above conditions are met (Executive has complied with the terms and conditions of this Agreement through January 31, 2020, Executive has complied with the terms and conditions of his Confidential Information Agreement, Executive has signed an effective Additional General Release, and the Performance Condition as identified and described above has been met), Executive’s Unvested Equity Awards, as identified in Paragraph 3(c) above, will be immediately vested and exercisable.

7.           No Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, he has not earned and will not receive from the Company or GW Pharma any additional compensation (including base salary, bonus, retention payments, incentive compensation, commissions, or equity), severance, or benefits prior to, on, or after the Separation Date.

8.           Return of Company Property. On the Separation Date, or any earlier time if requested by the Company, Executive will return to the Company all Company or GW Pharma documents (and all copies thereof) and other Company or GW Pharma property in his possession or control, including but not limited to any materials of any kind that contain or embody any proprietary or confidential information of the Company, GW Pharma or its affiliates (and all reproductions thereof in whole or in part). Executive further represents that he will conduct a diligent search to locate any such documents, property and information in his possession. In addition, if he has used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company, GW Pharma or affiliate confidential or proprietary data, materials or information, then he will, on the Separation Date, or any earlier time if requested by the Company, provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company, GW Pharma or affiliate confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form.

9.           Mutual No Disparagement. Executive agrees not to disparage the Company, GW Pharma and its affiliates, and the Company’s, GW Pharma’s and its affiliates’ officers, directors, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company and GW Pharma agree that their officers and directors will not disparage Executive in any manner likely to be harmful to his business, business reputation or personal reputation . Nothing in this Paragraph or this Agreement will be interpreted or construed to prevent Executive or anyone else from giving truthful testimony to any law enforcement officer, court, administrative proceeding or as part of an investigation by any Government Agency (as defined in Paragraph 12(c)). In addition, nothing in this Paragraph or this Agreement is intended to prohibit or restrain Executive or anyone else, in any manner, from making disclosures that are protected under any law or regulation (federal, state or local).

10.         No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

11.         Litigation (threatened or actual) Assistance. During the Cooperation Period and for a period of one-year thereafter, Executive agrees to cooperate fully with the Company and its affiliates in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company or its predecessors. Such assistance includes, without limitation, Executive making himself available to the Company upon reasonable notice, without a subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. If Executive’s work projects as requested by the Company under this Paragraph require substantial commitments of time by Executive (i.e,, more than two hours for any request or project), then the Company will pay Executive for such work at the same amount set out in the Cooperation Paragraph, above, subject to any applicable legal restrictions. The Company will also reimburse Executive for all out-of-pocket expenses incur in connection with any such litigation assistance (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.

12.         Release of Claims.

(a)          General Release. In exchange for the consideration provided to Executive under this Agreement to which he would not otherwise be entitled, Executive hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date Executive signs this Agreement (collectively, the “Released Claims”).

(b)          Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to Executive’s employment with or services for the Company or its affiliates, or the termination of that employment or those services; (ii) except as provided for in this Agreement, all claims related to Executive’s compensation or benefits from the Company or its affiliates, including salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, retention benefits, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, inducement, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, foreign, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (the “ADEA”), the federal Family and Medical Leave Act (as amended), the federal Worker Adjustment and Retraining Notification Act and all similar state and local laws, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)          Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification that Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law or public policy; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”).  This Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  While this Agreement does not limit Executive’s right to receive an award for information provided to the Securities and Exchange Commission, Executive understands and agrees that, to maximum extent permitted by law, Executive is otherwise waiving any and all rights he may have to individual relief based on any claims that he has released and any rights he has waived by signing this Agreement. Executive represents and warrants that, other than the Excluded Claims, he is not aware of any claims he has or might have against any of the Released Parties that are not included in the Released Claims.

13.         Waiver of Unknown Claims. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases set forth in this Agreement, which include claims which may be unknown to Executive at present, Executive acknowledges that he has read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to his release of claims herein, including but not limited to the release of unknown and unsuspected claims.

14.         ADEA Waiver. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which he is already entitled. Executive further acknowledges that he has been advised, as required by the ADEA, that: (a) the ADEA Waiver does not apply to any rights or claims that may arise after the date that he signs this Agreement; (b) he should consult with an attorney prior to signing this Agreement; (c) he has twenty-one (21) calendar days to consider this Agreement (although he may choose voluntarily to sign it earlier); (d) he has seven (7) calendar days following the date he signs this Agreement to revoke his acceptance (by providing written notice of my revocation to the Company’s Chief Executive Officer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after the date that this Agreement is signed by Executive provided that he does not revoke the Agreement.

15.         Dispute Resolution. Executive and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, its predecessors or affiliates, or the termination of his employment with the Company, its predecessors or affiliates, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. The arbitration will be held in San Diego, California, or such other location as then-agreed by the parties. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which will be provided to Executive upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim, or cause of action is subject to arbitration under this Agreement and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.         Tax Provisions. All payments and benefits under this Agreement will be subject to applicable required withholding for federal, state, foreign and local taxes. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the treasury regulations thereunder and any state law of similar effect (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and Executive is, upon Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h)), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s Separation from Service, or (ii) Executive’s death. Severance benefits shall not commence until Executive has a Separation from Service. If severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance benefits, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with this Agreement and the Company’s normal payroll practices.

General. This Agreement, together with the Confidential Information Agreement, Section 3(a) of the Change in Control and Severance Benefit Plan (as applicable), the terms of the LTIP (as applicable), and Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. Moreover, if any provision of this Agreement is held to be excessively broad as to duration, geographic scope, activity, subject or otherwise, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and signatures transmitted by PDF shall be equivalent to original signatures. In connection with the negotiation and execution of this Agreement, the Company agrees to reimburse Executive for his reasonable attorneys’ fees incurred as to such negotiation and execution, up to a maximum amount of $15,000, provided that Executive submits written documentation to the Company supporting such expenses within forty-five (45) days of incurring such expenses. The Company will reimburse any such legal expenses within thirty (30) days of the Executive’s submittal of written documentation supporting such expenses, and in any event in 2019.

If this Agreement is acceptable to Executive, please sign below on or within twenty-one (21) calendar days and then promptly return the fully signed original to the Company. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from Executive within this timeframe.

Greenwich Biosciences, Inc.

By:	/s/ Scott Giacobello

Name:	Scott Giacobello

Title:	Chief Financial Officer

Exhibit A – Additional General Release

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT:

/s/ Julian Gangolli	April 12, 2019
Julian Gangolli	Date

Exhibit A

ADDITIONAL GENERAL RELEASE OF CLAIMS

(To Be Signed on or Within 21 Calendar Days of the end of the Cooperation Period)

If I choose to sign and return this Additional General Release of Claims (the “Additional General Release”), and allow it to become effective by its terms, and the Performance Condition (as defined in the Severance Agreement) is met, Greenwich Biosciences, Inc. (the “Company”) will agree to provide me with the Equity Acceleration Benefit pursuant to the terms and conditions of Paragraph 6 of the Severance Agreement between me and the Company dated April 12, 2019 (the “Agreement”). I understand that I am not entitled to such Equity Acceleration Benefit unless I sign and return this Additional General Release to the Company on or within twenty-one (21) calendar days following the end of the Cooperation Period (as defined in the Agreement), and allow it to become effective by its terms.

General Release. I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Additional General Release (collectively, the “Released Claims”).

Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with or services for the Company or its affiliates, or the termination of that employment or those services; (b) all claims related to my compensation or benefits from the Company or its affiliates, including fees, salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, retention benefits, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (c) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the federal Worker Adjustment and Retraining Notification Act and all similar state and local laws, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims which are not waivable as a matter of law; and (c) any claims for breach of the Agreement. In addition, nothing in this Additional General Release prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”).  This Additional General Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies.  While this Additional General Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Additional General Release. I represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that may arise after the date that I sign this Additional General Release; (b) I should consult with an attorney prior to signing this Additional General Release; (c) I have twenty-one (21) calendar days to consider this Additional General Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) calendar days following the date I sign this Additional General Release to revoke my acceptance (by providing written notice of my revocation to the Company’s Chief Executive Officer); and (e) this Additional General Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after the date that this Additional General Release is signed by me provided that I do not revoke it.

Waiver of Unknown Claims. I UNDERSTAND THAT THIS ADDITIONAL GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases set forth in this Additional General Release, which include claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

Representations. I hereby represent that: I have been paid all compensation owed and for all time worked; and I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this Additional General Release.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT:

/s/ Julian Gangolli
Julian Gangolli

April 12, 2019
Date